UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On May 7, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Bruker Corporation (the “Company”) approved 2013 cash incentive plans (the “Plans”) for the Company’s executive officers, including certain of the Company’s “named executive officers” as defined in Item 402 of Regulation S-K under the Securities Act of 1933, as amended.

Under the Plans approved for such named executive officers, the annual bonus target levels for 2013 are as follows: 127% of annual base salary, or $700,000, for Frank H. Laukien, Ph.D., the Company’s President and Chief Executive Officer, 102% of annual base salary, or $500,000, for Charles F. Wagner, Jr., the Company’s Executive Vice President and Chief Financial Officer and 60% of annual base salary, or $228,000, for Mark R. Munch, Ph.D., President of Bruker Nano, Inc. and the Bruker MAT Group. Target levels for these executive officers’ 2012 cash incentive plans, expressed as a percentage of 2012 base salary, were: 124% for Dr. Laukien, 105% for Mr. Wagner and 40% for Dr. Munch. The Plans provide that quantitative factors will continue to provide 70% of total cash incentive compensation potential, with the remaining 30% allocated to individual qualitative factors established by the Compensation Committee.

The quantitative portion of the cash bonus amounts to be awarded under the Plans established for each of Dr. Laukien and Mr. Wagner will be determined based on achievement of specified performance goals allocated to the following objectives: currency-adjusted revenue growth, adjusted operating profit improvement, adjusted earnings per share growth and reduction in the Company’s working capital ratio. The payment for cash incentive bonuses linked to the achievement of quantitative performance goals will be calculated based on percentage achievement of the quantitative target goal, with no threshold or maximum. In cases where an individual quantitative goal improvement metric is less than 1%, the payout for achievement of that goal will be 100% up to a full 1.0% improvement, and greater than 100% for achievement in excess of 1.0% based on the percentage achievement exceeding 1.0%. If the less than 1% goal is not achieved, then for each 0.1% shortfall the payment will be reduced by 10%.

The quantitative portion of the cash bonus amounts to be awarded under the Plan established for Dr. Munch will be determined based on achievement of specified performance goals for the Bruker Nano Surfaces division and the Bruker MAT Group.  Performance goals for the Bruker Nano Surfaces division, which represent 70% of Dr. Munch’s target bonus opportunity based on quantitative goals, are allocated to the following objectives: revenue growth, gross margin improvement and working capital ratio improvement. An initial eligible bonus pool amount for such goals will be determined based on percentage achievement of targeted adjusted operating margin improvement for the Bruker Nano Surfaces division, capped at 200% of the applicable total target bonus amount, and payments with respect to each specified performance goal will be determined based on percentage achievement up to a maximum of 200%. Performance goals for the Bruker MAT Group, which represent 30% of Dr. Munch’s target bonus opportunity based on quantitative goals, are allocated to the following objectives: currency-adjusted revenue growth, adjusted gross profit improvement, adjusted operating profit improvement and working capital ratio improvement. The payment for cash incentive bonuses linked to the achievement of quantitative performance goals for the Bruker MAT Group will be calculated based on percentage achievement of the quantitative target goal, with no threshold or maximum.

The qualitative portion of the cash bonus amounts to be awarded under each of the Plans will be determined based on non-financial measures of the respective executive officer’s contributions to the achievement of certain management objectives. Payments for qualitative goals will be made in a range of 50% to 125%, subject to satisfaction of certain minimum performance expectations, with 50% of the target amount payable if the Compensation Committee determines that a qualitative goal was partially achieved, 75% of the target amount payable if the Compensation Committee determines that a qualitative goal was mostly achieved, 100% of the target amount payable if the Compensation Committee determines that a qualitative goal was fully achieved and 125% of the target amount payable if the Compensation Committee determines that performance exceeded the specified qualitative objective, provided that any such 125% payment shall be limited to 15% of the individual’s aggregate performance goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION
(Registrant)

Date: May 13, 2013	By:	/s/ CHARLES F. WAGNER, JR.
Charles F. Wagner, Jr.
Executive Vice President and
Chief Financial Officer